EX-99(i)(i)
Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 215.564.8000 www.stradley.com

August 26, 2024

Board of Trustees of Grayscale Funds Trust
290 Harbor Drive
Stamford, CT 06902

Subject:	Pre-Effective Amendment No. 7 to the Registration Statement on Form N-1A relating to Grayscale Funds Trust, a Delaware statutory trust
File Nos. 333-271770; 811-23876

Ladies and Gentlemen:

We have acted as counsel to Grayscale Funds Trust, a Delaware statutory trust (the “Trust”), including its initial series, the Grayscale Privacy ETF (the “Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 7 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 7 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Fund.

2.
The Fund’s shares will be issued against payment therefor as described in the Fund’s then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP